Exhibit 99.1
DELTA PETROLEUM CORPORATION
Daniel Taylor, Chairman
John Wallace, President and COO
Kevin Nanke, Treasurer and CFO
Broc Richardson, V.P. Corporate Development and IR
370 17th Street, Suite 4300
Denver, Colorado 80202
For Immediate Release
DELTA PETROLEUM CORPORATION
ANNOUNCES REVIEW OF STRATEGIC ALTERNATIVES
     DENVER, Colorado (November 30, 2009) — Delta Petroleum Corporation (NASDAQ Global Market: DPTR), an independent oil and gas exploration and development company (“Delta” or the “Company”), announced today that it has retained Morgan Stanley and Evercore Partners to evaluate and advise the Board of Directors on strategic alternatives to enhance shareholder value. This will include, but not be limited to, exploring the sale of some or all of the Company’s assets, partnerships and joint venture opportunities, and the sale of the entire Company.
     There is no assurance that this review will result in Delta changing its business plan, pursuing any particular transaction, or, if it pursues any such transaction, that it will be completed. The Company does not expect to make further public comment regarding the review until the Board of Directors has approved a specific transaction or otherwise determines that disclosure of significant developments is appropriate.
ABOUT DELTA PETROLEUM
     Delta Petroleum Corporation is an oil and gas exploration and development company based in Denver, Colorado. The Company’s core areas of operations are the Gulf Coast and Rocky Mountain regions, which comprise the majority of its proved reserves, production and long-term growth prospects. The Company has a significant drilling inventory that consists of proved and unproved locations, the majority of which are located in its Rocky Mountain development projects. Its common stock is traded on the NASDAQ Global Market under the symbol “DPTR.”
FORWARD-LOOKING STATEMENTS
     Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, without limitation, results of the consideration of strategic alternatives. Readers are cautioned that all forward-looking statements are based on management’s present expectations, estimates and projections, but involve risks and uncertainty including, without limitation, uncertainties in the projection of future rates of production, unanticipated recovery or production problems, unanticipated results from wells being drilled or completed, the effects of delays in completion of gas gathering systems, pipelines and processing facilities, as well as general market conditions, competition and pricing. Please refer to the Company’s report on Form 10-K for the year ended December 31, 2008 and subsequent reports on Forms 10-Q and 8-K as filed with the Securities and Exchange Commission for additional information. The Company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.
For further information contact the Company at (303) 293-9133 or via email at info@deltapetro.com
SOURCE: Delta Petroleum Corporation

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